Exhibit (d)(i)

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

This Amended and Restated Investment Advisory Agreement (this “Agreement”), dated February 1, 2024 between Perpetual Americas Funds Trust, a business trust created under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of each of its series (each a “Fund” and collectively, the “Funds”) as set forth on Schedule A attached hereto, and JOHCM (USA) Inc, a Delaware corporation (the “Adviser”) amends and restates the Investment Management Agreement, dated as of January 23, 2023, between the Adviser and the JOHCM Funds Trust.

WHEREAS, the Trust is engaged in business as an open-end series management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the Funds;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. SERVICES TO BE RENDERED BY ADVISER TO THE FUNDS.

(a) The Adviser, at its expense, except as such expense is paid by the Trust as provided in Section 3(b), will furnish continuously a discretionary investment program for each Fund, will determine what investments will be purchased, held, sold or exchanged by each Fund and what portion of the assets of each Fund will be invested or held uninvested as cash and will, on behalf of each Fund, make changes in such investments in its discretion. Subject always to the control of the Trustees of the Trust and except for the functions carried out by the officers and personnel referred to in Section 3(b), or functions carried out pursuant to separate servicing agreements with the Trust, the Adviser will also manage, supervise and conduct the other affairs and business of the Trust and matters incidental thereto. In the performance of its duties, the Adviser will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, will use its best efforts to safeguard and promote the welfare of the Funds and to comply with the stated investment objectives, policies and restrictions of each Fund and other policies that the Trustees may from time to time determine. The Trust acknowledges that it is possible that, based on the Funds’ investment objectives and policies, certain other funds or accounts managed by the Adviser or its affiliates may, at times, take investment positions or engage in investment techniques that are contrary to positions taken or techniques engaged in on behalf of a Fund. Notwithstanding the foregoing, the Adviser will at all times endeavor to treat all of its clients in a fair and equitable manner.

(b) The Adviser, at its expense, except as such expense is paid by the Trust as provided in Section 3(b), will furnish suitable office space for the Trust and all necessary facilities, including salaries of personnel, required for the Adviser to execute its investment advisory duties faithfully. The Adviser shall not be obligated under this agreement to provide, or oversee the provision by third parties, of administrative services for the Trust except as expressly contemplated herein. The Adviser may provide such services to the Trust as from time to time separately agreed in writing by the parties. Except as otherwise provided in Section 3(b)(4), the Adviser will pay the compensation, if any, of the officers of the Trust.

(c) The Adviser, at its expense, will place all orders for the purchase and sale of portfolio investments for the Funds’ accounts with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to obtain for a Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for a Fund the most favorable price and execution available, the Adviser, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Adviser will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion. The Adviser agrees that in connection with purchases or sales of portfolio investments for a Fund’s account, neither the Adviser nor any officer, director, employee or agent of the Adviser shall act as a principal or receive any commission other than as provided in Section 3.

(d) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other accounts, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the applicable Fund and to such other account.

(e) The Adviser will not be obligated to pay any expenses of or for the Trust not expressly assumed by the Adviser pursuant to this Section 1. The payment or assumption by the Adviser of any expenses of the Trust or any Fund that the Adviser is not obligated by this Agreement or otherwise to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expenses of the Trust or a Fund on any subsequent occasion.

(f) Subject to the prior approval of a majority of the Independent Trustees, and, to the extent required by the 1940 Act and the rules and regulations under the 1940 Act, subject to any applicable guidance or interpretation of the Securities and Exchange Commission (the “SEC”) or its staff, by the shareholders of a Fund, the Adviser may, from time to time, delegate any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Adviser must oversee the provision of delegated services, unless separately agreed by the Adviser and a Fund, the Adviser must bear the separate costs of employing any delegate, and no delegation will relieve the Adviser of any of its obligations under this Agreement.

(g) The Adviser will be entitled to give voting instructions to the Funds’ custodian in respect of the exercise of any voting or other rights attached to any investment of the Funds at the discretion of the Adviser or as the Trust may instruct from time to time.

(h) The Adviser is authorized to contract with J O Hambro Capital Management Limited, JOHCM (Singapore) Pte. Limited or other affiliated entities controlling, controlled by or under common control with the Adviser for the provision to the Adviser of investment management, trading services and administrative services as the Adviser may require. The Adviser expects that any such services would be provided pursuant to “participating affiliate” arrangements as contemplated by applicable SEC staff guidance, and would therefore not be sub-advisory arrangements subject to approval under Section 15 of the 1940 Act. The Adviser will alone be responsible for paying any fees charged and expenses incurred by any such affiliated entity in connection with the provision of such services.

2. OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Adviser, and in any person controlled by or under common control with the Adviser, and that the Adviser and any person controlled by or under common control with the Adviser may have an interest in the Trust. It is also understood that the Adviser and any person controlled by or under common control with the Adviser may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

3. COMPENSATION TO BE PAID BY THE FUNDS TO THE ADVISER; EXPENSES.

(a) Each Fund will pay to the Adviser as compensation for the Adviser’s services rendered, for the facilities furnished and for the expenses borne by the Adviser pursuant to paragraphs (a), (b), and (c) of Section 1, a fee, based on the Fund’s Net Assets, computed daily and paid monthly at the annual rates set forth on Schedule A attached to this Agreement, as from time to time amended. “Net Assets” means the Fund’s net asset value at the close of business on each day while this Agreement is in effect. The fee is payable for each month within 15 days after the close of the month. If the Adviser serves for less than the whole of a month, the foregoing compensation will be prorated.

(b) Each Fund shall bear all expenses that are incurred in its operation except for any expenses expressly assumed by the Adviser in Section 1. Said expenses to be borne by each Fund will include, but not be limited to, the following (or the Fund’s proportionate share of the following): (1) brokerage commissions relating to securities purchased or sold by the Fund or any losses incurred in connection therewith; (2) fees payable to and expenses incurred on behalf of the Fund by the Trust’s administrator; (3) fees and expenses of registering and maintaining the registration of the Fund’s shares and the Trust under federal securities laws and making and maintaining any notice filings required under any state securities laws; (4) fees and salaries of, and expenses incurred by, officers of the Trust and persons assisting them as may be determined from time to time by the Trustees of the Trust including the cost of support services attributable to such officers and persons as may be determined in each case by the Trustees of the Trust or separately agreed by the Trust; (5) fees and salaries of, and expenses incurred by the Trustees of the Trust who are not “interested persons,” as defined in the 1940 Act, of the Trust (the “Independent Trustees”); (6) taxes (including any income or franchise taxes) and governmental fees; (7) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (8) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust or the Fund for violation of any law; (9) legal, accounting and auditing expenses, including legal fees of counsel for the Independent Trustees and counsel for the Trust; (10) charges of custodians, transfer agents and other agents; (11) costs of preparing share certificates (if any); (11) expenses of setting in type (including electronic formatting), printing and delivering (in hardcopy or electronically) prospectuses and Statements of Additional Information and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (12) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Trust or the Fund; and (13) fees and other expenses incurred in connection with membership in investment company organizations.

4. ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (within the meaning of the 1940 Act, the rules and regulations thereunder and any applicable guidance or interpretation of the SEC or its staff), provided that no delegation of responsibilities by the Adviser pursuant to Section 1(f) will be deemed to constitute an assignment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Amendment is effective until approved in a manner consistent with the 1940 Act, the rules and regulations thereunder and any applicable guidance or interpretation of the SEC or its staff.

5. EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

(a) This Agreement is effective with respect to a Fund as of the date set forth opposite such Fund’s name on Schedule A hereto and will remain in full force and effect as to a Fund continuously thereafter (unless terminated automatically as set forth in Section 4 or terminated in accordance with the following paragraph) for a period of two years for a Fund with a date of effectiveness later than February 1, 2024, otherwise until the first anniversary of the date of effectiveness. This Agreement, with respect to any Fund, will continue in effect from year to year thereafter so long as its continuance is approved at least annually by (i) the Trustees, or the shareholders by the affirmative vote of a majority of the outstanding shares of the respective Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval; provided however, that the foregoing requirement that the vote of the Independent Trustees be cast in person shall be deemed waived by the parties if and to the extent not required by Section 15(c) of the 1940 Act, the rules and regulations thereunder or any guidance or interpretation thereof, or regulatory relief therefrom, issued by the SEC or its staff.

(b) Any approval, renewal or amendment of this Agreement with respect to a Fund by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, by the Trustees of the Trust, or by a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, shall be effective to approve, renew or amend the Agreement with respect to that Fund notwithstanding (i) that the approval, renewal or amendment has not been so approved as to any other Fund, or (ii) that the approval, renewal or amendment has not been approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust as a whole.

(c) Either party hereto may at any time terminate this Agreement as to a Fund by not less than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party. Action with respect to a Fund may be taken either (i) by vote of a majority of the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of such Fund.

(d) Termination of this Agreement pursuant to this Section 5 will be without the payment of any penalty.

6. CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the respective Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff; the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the rules and regulations under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff; and the term “brokerage and research services” has the meaning given in the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934 and under any applicable guidance or interpretation of the SEC or its staff.

7. NON-LIABILITY OF ADVISER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

8. USE OF NAME

(a) The parent company of the Adviser owns the names and marks “JOHCM” and licenses the name “J O Hambro,” each of which may be used by the Trust only with the consent of the Adviser.* The Adviser consents to the use by the Trust of the name “JOHCM Funds Trust” or any other name embodying the name “JOHCM”, “J O Hambro”, or any such other name(s) affiliated with the Adviser, or other tradename(s) of the Adviser, into such forms as the Adviser shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and (ii) the Trust shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Trust at any time or in any place or for any purposes or under any conditions except as provided in this section.

*	The parties note the existence of separate contractual licensing arrangements between the Trust and the Adviser, or its affiliates, with respect to other names associated with the Trust and the Funds.

(b) The foregoing authorization by the Adviser to the Trust to use said name and initials as part of a business or name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the same; the Trust acknowledges and agrees that as between the Adviser and the Trust, the Adviser has the exclusive right so to authorize others to use the same; the Trust acknowledges and agrees that as between the Adviser and the Trust, the Adviser has the exclusive right so to use, or authorize others to use, said name and initials and the Trust agrees to take such action as may reasonably be requested by the Adviser to give full effect to the provisions of this section.

(c) Without limiting the generality of the foregoing, the Trust agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Trust, the Trust will, at the request of the Adviser made within six months after the Adviser has knowledge of such termination or violation, use its best efforts to change the name of the Trust so as to eliminate all reference, if any, to the name “JOHCM”, “J O Hambro” and will not thereafter transact any business in a name containing the name “JOHCM”, “J O Hambro” in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such names, or otherwise use the name “JOHCM”, “J O Hambro” or any other reference to the Adviser, or any such other name(s) affiliated with the Adviser, or other tradename(s) of the Adviser. Such covenants on the part of the Trust shall be binding upon it, its trustees, officers, stockholders, creditors and all other persons claiming under or through it.

9. GOVERNING LAW

This Agreement is governed by and to be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof.

10. MISCELLANEOUS

(a) This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

(b) Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

(c) Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

(d) This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) The parties hereto consent to transact electronically. Either party’s intentional action in providing an electronic signature by clicking a button, typing a name in a signature field, or otherwise entering an electronic signature, is valid evidence of consent to be legally bound by this Agreement and any amendments thereto. The words “execution,” “signed,” “signature,” and words of similar import shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law.

(f) The electronically stored copy of this Agreement and any amendments thereto is considered to be the true, complete, valid, authentic, and enforceable record of the Agreement and any such amendment, admissible in judicial or administrative proceedings to the same extent as if the document were originally generated and maintained in printed form.

11. LIMITATION OF LIABILITY OF THE TRUSTEES, OFFICERS, AND SHAREHOLDERS.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund. The Adviser further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of such Fund and not upon the assets or property of any other Fund.

IN WITNESS WHEREOF, Perpetual Americas Funds Trust and JOHCM (USA) Inc have each caused this instrument to be duly executed on its behalf as of the day and year first above written.

PERPETUAL AMERICAS FUNDS TRUST, on behalf of itself and each of its series as set forth on Schedule A

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

SCHEDULE A

Amended as of February 1, 2024

to

PERPETUAL AMERICAS FUNDS TRUST

Investment Advisory Agreement

Funds subject to this Agreement

Fund	Investment Advisory Fee (annual rate as a percentage of daily net assets)	Effective Date of the Series
JOHCM Emerging Markets Opportunities Fund	0.90%	January 8, 2021
JOHCM Emerging Markets Discovery Fund	1.30%	January 8, 2021
JOHCM Global Select Fund	0.89%	January 8, 2021
JOHCM International Opportunities Fund	0.75%	January 8, 2021
JOHCM International Select Fund	0.89% on assets up to $7 billion and 0.84% on assets in excess of $7 billion	January 8, 2021
Regnan Global Equity Impact Solutions	0.75%	June 21, 2021
Regnan Sustainable Water and Waste Fund	0.75%	December 16, 2022
Trillium ESG Global Equity Fund	0.85% of average daily net assets up to $1 billion; 0.72% of average daily net assets in excess of $1 billion	June 15, 2023
Trillium ESG Small/Mid Cap fund	0.75%	June 15, 2023
TSW Emerging Markets Fund	0.80%	September 24, 2021
TSW High Yield Bond Fund	0.50%	September 24, 2021
TSW Large Cap Value Fund	0.58%	September 24, 2021

A-1

[Signature Page to Schedule A to Investment Advisory Agreement]

AGREED AND ACKNOWLEDGED:

PERPETUAL AMERICAS FUNDS TRUST, on behalf of itself and each of its series as set forth on this Schedule A

By:	/s/ David Lebisky
Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC

By:	/s/ Jonathan Weitz
Name:	Jonathan Weitz
Title:	Chief Operating Officer

A-2